Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Realty Income Corporation:

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

November 2, 2018